Each Fund issues or redeems its Shares at net asset value (“NAV”) per Share only in large blocks of shares (each block of shares is called a “Creation Unit”).

Most investors will buy and sell Shares of each Fund in secondary market transactions through brokers. Shares of each Fund are listed for trading on the secondary market on an Exchange.

ETF prospectuses include investment objectives, risks, fees, expenses, and other information that you should read and consider carefully before investing.

View the Statement of Additional Information (SAI) for any of the below funds.

T. Rowe Price ETFs issue a report every six months according to their fiscal–year schedule. In each ETF report, the fund manager discusses the general market environment, explains some of the investment decisions made during the reporting period, and presents an outlook for the economy and the financial markets. These reports are intended for shareholders and others who have reviewed the ETF’s prospectus.

You can also obtain a free copy of the prospectus or the ETF report by calling us toll free at 1-800-541-8803.

Fund Fact Sheets are produced quarterly and provide a summary of fund information including performance, top holdings and key fund data and portfolio characteristics.

The funds’ financial statements and proxy voting record can be accessed here: troweprice.com/prospectus.

ETFs

The annual and semiannual ETF reports for the ETFs cover the one-year and six-month periods ended December 31st and June 30th, respectively, and are available within 60 days of the indicated period-ends.

* The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940 and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

ETFs/ETPs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions which will reduce returns.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the ’Sponsor’). T. Rowe Price Investment Services, Inc. (‘TRPIS’) serves as the distributor of the Trust.

All investments involve risk, including possible loss of principal.

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Do Not Sell or Share My Personal Information

The funds referred to in this website are offered and sold only to persons residing in the United States and are offered by prospectus only. The prospectuses include investment objectives, risks, fees, expenses, and other information that you should read and consider carefully before investing. T. Rowe Price Investment Services, Inc. ("TRPIS") is a broker-dealer registered with the SEC and is Member FINRA and Member SIPC. T. Rowe Price Associates, Inc. ("TRPA") and T. Rowe Price Investment Management, Inc. ("TRPIM"), registered with the SEC, are investment advisers to T. Rowe Price strategies, ETFs and mutual funds. TRPIS, TRPA and TRPIM are subsidiaries of T. Rowe Price Group, Inc.

Download a mutual fund prospectus or ETF prospectus.

Check the background of this firm on FINRA's BrokerCheck.

© 2026 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, the Bighorn Sheep design, and related indicators are trademarks of T. Rowe Price Group, Inc. All other trademarks are the property of their respective owners. Use does not imply endorsement, sponsorship, or affiliation of T. Rowe Price with any of the trademark owners.

View our exchange-traded funds’ portfolio holdings. Select the exchange-traded fund (ETF) and time period to download the complete Portfolio of Investments. Note that quarterly holdings for all of our active ETFs are released 15 days after the calendar quarter ends and remain available for one year. The daily holdings for our active, fully-transparent ETFs are available by clicking the ETF name and going to the individual ETF webpage.

The Portfolio of Investments report may include the value of certain securities without identifying the issuer, under the caption of “Miscellaneous Securities”. This is done to protect the interests of the fund.

Most recent holdings as of March 31, 2026

* The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940 and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

ETFs/ETPs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions which will reduce returns.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the ’Sponsor’). T. Rowe Price Investment Services, Inc. (‘TRPIS’) serves as the distributor of the Trust.

5737177

Related Content

ETFs   >

Portfolio Holdings   >

Proxy Voting Records   >

INVEST WITH CONFIDENCE®

We're driven by our purpose: To identify and actively invest in opportunities to help people thrive in an evolving world.

Company

Company Overview
Careers
Newsroom
Investor Relations
Responsibility

Privacy & Legal

U.S. and Canada Privacy Notice
Terms of Use
Security Measures
Form CRS
Accessibility Statement

Personal Investing

Site Map
Mobile App
Contact Us
Customer Agreement
Glossary
Market Data Disclosure

Find us on: Facebook X YouTube LinkedIn Instagram

Do Not Sell or Share My Personal Information

The funds referred to in this website are offered and sold only to persons residing in the United States and are offered by prospectus only. The prospectuses include investment objectives, risks, fees, expenses, and other information that you should read and consider carefully before investing. T. Rowe Price Investment Services, Inc. ("TRPIS") is a broker-dealer registered with the SEC and is Member FINRA and Member SIPC. T. Rowe Price Associates, Inc. ("TRPA") and T. Rowe Price Investment Management, Inc. ("TRPIM"), registered with the SEC, are investment advisers to T. Rowe Price strategies, ETFs and mutual funds. TRPIS, TRPA and TRPIM are subsidiaries of T. Rowe Price Group, Inc.

Download a mutual fund prospectus or ETF prospectus.

Check the background of this firm on FINRA's BrokerCheck.

© 2026 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, the Bighorn Sheep design, and related indicators are trademarks of T. Rowe Price Group, Inc. All other trademarks are the property of their respective owners. Use does not imply endorsement, sponsorship, or affiliation of T. Rowe Price with any of the trademark owners.